Exhibit (a)(27)

Elan Corporation, plc
Extraordinary General Meeting 17 June 2013
Poll Results by Resolution

No.	Resolution	Total Voted	Vote For	Vote Against	Vote Withheld(1)

1	THAT the entry by the Company into the Theravance Transaction, (as described and defined in the circular to Elan Shareholders dated 27 May 2013 of which this Notice forms part) (the “Circular”), be and is hereby approved and the Directors, or a duly authorised committee of the Directors, be and are hereby authorised to carry the Theravance Transaction into effect (with such non-material amendments as they shall deem necessary or appropriate) and in connection therewith the Directors of the Company be and are hereby authorised to do or procure to be done any such acts and things on behalf of the Company and its subsidiaries as they consider necessary or expedient for the purpose of giving effect to the foregoing.	374,148,214	103,324,973	270,823,241	2,368,478

2	THAT the entry by the Company into the AOP Transaction, (as described and defined in the Circular), be and is hereby approved and the Directors, or a duly authorised committee of the Directors, be and are hereby authorised to carry the AOP Transaction into effect (with such non-material amendments as they shall deem necessary or appropriate) and in connection therewith the Directors of the Company be and are hereby authorised to do or procure to be done any such acts and things on behalf of the Company and its subsidiaries as they consider necessary or expedient for the purpose of giving effect to the foregoing.	363,220,593	83,419,536	279,801,057	13,293,599

3	THAT the entry by the Company into the ELND005 Transaction, (as described and defined in the Circular), be and is hereby approved and the Directors, or a duly authorised committee of the Directors, be and are hereby authorised to carry the ELND005 Transaction into effect (with such non-material amendments as they shall deem necessary or appropriate) and in connection therewith the Directors of the Company be and are hereby authorised to do or procure to be done any such acts and things on behalf of the Company and its subsidiaries as they consider necessary or expedient for the purpose of giving effect to the foregoing.	373,975,762	160,949,998	213,025,764	2,540,930

4	THAT the entry by the Company into the Share Repurchase Program, (as described and defined in the Circular), be and is hereby approved and the Directors, or a duly authorised committee of the Directors, be and are hereby authorised to carry the Share Repurchase Program into effect (with such non-material amendments as they shall deem necessary or appropriate) and in connection therewith the Directors of the Company be and are hereby authorised to do or procure to be done any such acts and things on behalf of the Company and its subsidiaries as they consider necessary or expedient for the purpose of giving effect to the foregoing.	374,059,433	187,484,566	186,574,867	2,457,259

(1) A ‘vote withheld’ is not a vote in law and is not counted in the calculation of the outcome of the resolutions.